Exhibit 14.1

CODE OF CONDUCT
and
BUSINESS ETHICS POLICY

A.Purpose and Introduction
    It is the policy of Cross Country Healthcare, Inc. (the "Company" or "CCH") that all business, including that of its subsidiaries, is to be conducted in strict compliance with all applicable governmental laws, rules, and regulations, and in keeping with the highest level of business ethics. The Company expects honest and ethical conduct from every director, officer, and employee of the Company and its subsidiaries (collectively, "Covered Persons" and each, a "Covered Person").

    Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code of Conduct and Business Ethics Policy (the "Code"), regardless of whether such conduct is specifically referenced herein. Except to the extent specifically stated otherwise herein, the provisions of this Code shall apply to all Covered Persons, which includes, without limitation, all employees, including the Company’s executive officers, and members ("Directors") of the Board of Directors (the "Board") of the Company. The Board is ultimately responsible for the implementation of this Code.

    Covered Persons should direct questions regarding the application or interpretation of this Code to either the VP Internal Audit & Compliance, the SVP of Human Resources, General Counsel or any one of their designees. In addition, as set forth in Section T below, Covered Persons who observe, learn of, or, in good faith, suspect a violation of this Code, must immediately report the violation to the VP Internal Audit & Compliance or any of his/her designees.

    This Code should be read in conjunction with the Company's other policy statements.
B.Basic Standard of Ethics and Compliance with Applicable Law
    Covered Persons shall observe the highest standards of ethical conduct. In the performance of their duties, they shall protect and foster shareholder value through fair dealings, complete honesty and full disclosure. Covered Persons shall maintain the highest standards of integrity, both in the workplace and outside the workplace, fully observing all applicable laws, rules, and regulations.
C.Conflicts of Interest
    Under established principles of law and Company policy, Covered Persons have a duty of undivided loyalty to the Company. Accordingly, Covered Persons, if confronted with a choice between the interests of the Company and personal economic interests or obligations or duties to others, must act in the interests of the Company.

    A "conflict of interest" exists any time a Covered Person faces a choice between what is in his or her personal interest (financial or otherwise) and the interest of the Company. While it is not possible to describe all situations that may involve potential or actual conflicts of interest, the following are examples of activities that should generally be avoided:
1.Receipt of compensation, gifts, entertainment, meals, discounts, services, loans or anything of value from suppliers, vendors, customers or other persons with whom the Company and its subsidiaries do business or any competitor of the Company or its subsidiaries (other than the receipt of minor gifts, entertainment, meals, discounts, services or things of value not exceeding $200 in value in any one year from any one firm or person). Notwithstanding the foregoing, it is illegal and unacceptable for any executive officer of the Company to receive any form of compensation or value as a result of the Company's transacting business with any person or firm, regardless of the value or the amount (other than compensation or value received from the company or entity).
2.Transacting business with the Company through any company or entity that he or she partially or fully owns, retains stock in, or has other financial interest in, or in which an immediate family member partially or fully owns, retains stock in, or has other financial interest in (excluding any company listed on a national securities exchange or quoted on the Nasdaq quotation system in which such individual owns not more than 3% of the securities of such company, provided his or her involvement with any such company is solely that of a stockholder). Immediate family shall include spouse, children, parents, siblings, in-laws, and grandparents. Notwithstanding the foregoing, as a general rule, a 2% or less aggregate interest by a person, members of his/her immediately family and associated individuals or companies is acceptable.
3.Existence of an interest in any transaction involving the Company or its subsidiaries where such interest does or may affect the objective and impartial representation of the Company.
4.Speculation or dealing in goods, commodities or products purchased, sold or otherwise dealt in or required or utilized by the Company and its subsidiaries.
5.Appropriation to oneself of a business opportunity in which the Company or a subsidiary might reasonably be expected to be interested, without first making available the opportunity to the Company or subsidiary. For instance, a Director or executive officer might learn of a business, an invention or other property that is for sale and which the Company or a subsidiary might be interested in acquiring. A Director or executive officer who fails to disclose this knowledge to the Company and acquires the property may be legally accountable to the Company for any profits that might be realized.
6.Interests, relationships or activities of the type described above that are held or taken by (a) family members, or (b) any trust or estate in which either the employee or family members have a substantial interest, or (c) any partnership, corporation or other firm of which the employee is a partner, director or officer or in which either the employee or family members have a substantial interest.
    It is not the Company's desire to discourage or limit the freedom of Covered Persons to engage in and maintain those outside activities and interests that do not interfere with the performance of their duties. It is only when there is a possible conflict of interest that the Company is concerned. Where a conflict or potential conflict does develop, the person should disclose promptly and fully to the Company (see Section T for reporting requirements) all pertinent facts so that the Company can assess the situation and take appropriate action, which may include disqualifying the person from participating in a particular transaction, requiring the person to terminate the outside interest or other action. Failure to disclose an actual or potential conflict of interest may result in disciplinary action, up to and including an unpaid suspension or termination of the individual's employment or relationship with the Company.
D.Outside Interests and Directorships
    Covered Persons who hold interests in or have a relationship with another company or entity must make certain they cause no conflicts of interest or potential negative impact on the confidence that shareholders, customers and the public have in the Company. This means such Covered Person may not serve as an officer, director, partner, consultant, agent, employee, independent contractor or in some other capacity for other organizations if such activity:
•Interferes with his or her ability to act in the best interests of the Company;
•Requires the use proprietary, confidential or non-public information, procedures, plans or techniques of the Company;
•Competes with the Company and/or its subsidiaries; or
•Creates any appearance of impropriety.

    In addition, certain statutes and regulations prohibit or restrict individuals from holding interlocking directorships and offices in certain situations. All Directors and executive officers of the Company are required to inform the Chair of the Governance and Nominating Committee or the Chief Executive Officer, respectively, prior to accepting any directorship or office with another corporation to ensure compliance with any such statutory requirements. The Company fully supports executive officers involvement in and contribution to not-for-profit and charitable activities. Executive officers must report to the Chief Executive Officer and the Audit Committee of the Board (the "Audit Committee") any director positions they hold or wish to hold on not-for-profit and charitable organization boards. Executive officers shall remain vigilant to ensure no conflicts of interest arise and that the best interests of the Company serve as the guiding influence.
E.Accounting Records and Accuracy of Books and Records
    The Company has a strict policy against making or maintaining any improper, disguised or questionable payments, accounting records, or financial reports of any kind. In addition to the Company's policy, there are numerous laws that may impose civil and criminal penalties for such acts not only upon the Company but upon the individuals concerned as well.

    Without limiting the scope of the foregoing statement, attention is specifically called to the following:
1.The use, directly or indirectly, of any funds or other assets of the Company or of any subsidiary for any purpose that would be in violation of any applicable law, rule or regulation or would otherwise be unlawful is strictly prohibited.

2.Even though lawful, the use, directly or indirectly, of any funds or other assets of the Company or any subsidiary for political contributions of any kind or in any form (whether cash, other property services or the furnishing of facilities), or the establishment or administration by the Company or any subsidiary of any committee or other organization for the raising or making of political contributions, is generally prohibited, whether within or outside of the United States. In jurisdictions where political contributions are lawful, exceptions to the prohibition may be authorized in rare cases and in limited amounts only in writing by the Chief Executive Officer.
3.No undisclosed or unrecorded bank account or other fund or asset of the Company or of any subsidiary shall be established or maintained for any purpose. No off-the-book accounts shall be maintained to facilitate questionable or illegal payments.
4.All funds and assets of the Company and its subsidiaries shall be fully and properly recorded in the appropriate books and records of the Company and its subsidiaries.
5.No false, misleading or artificial entries shall be made or permitted for any reason in the books and records of the Company or of any subsidiary for any reason, including, without limitation, the manipulation of Company financial accounts, records or reports for personal gain. All transactions shall be appropriately authorized, evidenced by proper supporting documentation and recorded in accordance with generally accepted accounting practices.
6.No transaction shall be effected and no payment shall be made on behalf of the Company or any of its subsidiaries with the intention or understanding that any part of the transaction or payment is effected or made for any purpose other than as described in the supporting documents and as described in the books and records of the Company.
7.All payments shall be made in accordance with prevailing exchange control and tax regulations.
F.Loans
    The Company prohibits the loan, in any form, of money to employees (including executive officers), including any loan guarantees. The prohibition of loans shall include the personal use of Company issued credit cards and split dollar life insurance policies. The absence of mention of a specific form of a loan in the Code does not imply its approval.
G.Bribery, Kickbacks and Other Improper Payments
    No bribes, kickbacks, payoffs or other illegal or improper payments shall be made to commercial customers, vendors, or suppliers or their intermediaries or to governmental officials for any purpose. Covered Persons may not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including, without limitation, a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or government decisions on behalf of the company.

    Any entertainment of and gifts to customers and potential customers must be in accordance with the Company's Corporate Control Policies. Just as Covered Persons should not accept gifts of value from customers, vendors, government officials, labor organizations and others, Covered Persons should not give any gifts or provide entertainment that is not consistent with high integrity and sound business practices.

    Covered Persons must pay special attention to the treatment of public officials and employees of governmental agencies whose conduct with respect to gifts and meals is controlled by laws and regulations which must be complied with at all times. These laws and regulations are complex and can vary from state to state and country to country.
H.Integrity of Reports and Filings
    Covered Persons shall ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company.

    Without limiting the foregoing, executive officers shall ensure full compliance with the Sarbanes-Oxley Act of 2002 and all existing and future securities legislation, as well as full compliance with corporate governance requirements of Nasdaq or any exchange upon which the Company may in the future trade its stock, and Financial Industry Regulatory Authority (“FINRA”). Executive officers shall in all cases ensure full and honest disclosure of the Company's financial and operating conditions as required by law, Nasdaq, and FINRA mandate. In adhering to the foregoing, executive officers shall:

•Ensure that the Company’s books, accounts and records are maintained according to generally accepted accounting principles, using enough detail to reflect accurately and fairly Company transactions, and that transactions are recorded accurately and in a timely manner, so that no misleading financial information is created;
•Establish internal financial controls that are documented, stored in multiple locations and reviewed for their integrity and application quarterly by executive officers before submission of quarterly SEC filings;
•Should any irregularities, noncompliance with internal controls or abuses be observed, the observing executive officer should report such directly to the Chief Executive Officer and Audit Committee;
•Review internal financial controls at least every ninety days to ensure their integrity and report any deficiencies to the Chief Executive Officer and Audit Committee for immediate correction;
•Ensure a broad knowledge of the Company's operating condition, ensuring full and honest disclosure of all material aspects and reporting such in Management's Discussion and Analysis section of the Company's periodic reports and filings; and
I.Improper Use and Disclosure of Confidential Information; Protection of Personal Information
    Information is one of our most valuable corporate assets, and open and effective dissemination of information is critical to our success. However, much of our Company's business information is confidential or proprietary.

    It is also our Company's policy that all Covered Persons must treat what they learn about our Company, employees, customers, vendors and suppliers and each of their businesses as confidential information. The protection of such information is of the highest importance and must be discharged with the greatest care for the Company to merit the continued confidence of such persons. Confidential information is information a company would consider private, which is not common knowledge outside of that company and which a Covered Person of the Company has learned as a result of his or her employment and/or directorship with the Company.

    During the term of their employment and/or directorship and thereafter, Covered Persons are prohibited, except as required by law or as specifically authorized by the Company's VP Internal Audit & Compliance, from disclosing, directly or indirectly, to anyone outside the Company, confidential information concerning the Company. Examples of such information include, but not limited to:

•Financial data (operating results, capital plans and expenditures, budget, etc.);
•Business forecasts and financial analyses;
•Development plans and strategies;
•Business programs, policies, plans, manuals, strategies and methods of operations;
•Customer and supplier lists and identity of outside consultants as well as customer identities and other basic customer information;
•Information obtained during the course of employment about another company, supplier or customer;
•Marketing and advertising plans, programs, strategies, analyses and research; and
•Pricing and product programs, plans, strategies, analyses and research.

    In addition, each Covered Person shall protect the confidential and personal information of the Company’s employees, customers, partners and others. In this regard, each Covered Person shall:

•Collect personal information only for legitimate business purposes and keep it only as long as necessary;
•Take precautions to safeguard personal information when collecting, processing, storing, transferring and destroying/discarding it;
•Only share personal information with employees who have a legitimate need to know such information; and
•When business partners will have access to protected personal information, ensure that an appropriate protective agreement is entered into and that they understand the importance that the Company places on privacy.
J.Public Inquiries and Social Media
    Covered Persons shall not divulge or "leak" any unauthorized company information to the media or in response to other public inquiries. Unless his or her job duties specifically include responding to outside inquiries, all inquiries shall be referred to the Chief Financial Officer or General Counsel. Covered Persons shall:

•Refer all inquiries from regulatory agencies to the General Counsel and/or the Chief Executive Officer;
•Refer all inquiries from the news or trade media to the Chief Financial Officer or General Counsel; and
•Refer all inquiries about current or former employees to the General Counsel or SVO, Human Resources.

    Covered Persons who elect to participate in on-line forums, blogs, newsgroups, chat rooms or bulletin boards must never give the impression that he or she is speaking on behalf of the Company unless authorized to do so. It is imperative that Covered Persons use sound judgment and common sense when engaging in social media as it relates to the Company. Failure to do so could damage the reputation of the Covered Person or that of the Company.
K.Brand Management and Intellectual Property
    The Company's name, logo, inventions, processes and innovations are all valuable assets of the Company and are part of its brand management efforts. These assets are called "intellectual property," and their protection is vital to the success of the Company's business. Covered Persons must respect the intellectual property rights of third parties. Violation of others' intellectual property rights may subject both a Covered Person and the Company to substantial liability, including criminal penalties. Copyrights protect works like articles, drawings, photographs, video, music, audiotapes and software and generally prohibit unauthorized copying or downloading of these works.
•Do not copy these materials without first determining that the Company has obtained permission from the copyright holder or that other limited copying is legally permitted.
•Should questions arise, consult with Corporate Counsel.
•Do not copy or distribute software or related documentation without reviewing the license agreement.

    Trademarks and service marks are words, names and symbols which help consumers recognize a product or service and distinguish it from those of competitors. The Company's name and logo are among the Company's most valuable assets. The use of the Company's trademarks or service marks must be properly authorized or licensed. Do not use a third party's trademark or service mark without permission.

    A trade secret is valuable information that creates a competitive advantage for the Company by being kept secret. Examples include information about customers, and financial, planning, marketing and strategic information about the Company's current and future business plans. Treat as trade secrets and keep confidential all commercially sensitive and important business information of the Company and all similar information of other companies and persons that the Company has received under a confidentiality agreement.

    Intellectual property that an employee (including an executive officer) creates during the course of his or her employment belongs to the Company. Employees (including executive officers) must share any innovations or inventions they create during the course of their employment with Corporate Counsel and the Chief Executive Officer so that the Company can take steps to protect these valuable assets.

L.Fair Dealing and Fair Competition
    Covered Persons shall deal fairly and in good faith with the Company’s customers, suppliers, regulators, business partners, and others. No Covered Person may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information, or other related conduct.

    Covered Persons shall follow fair competition standards to ensure full, effective and fair competition and, in particular, to protect customers from unfair or anti-competitive behavior. It is the Company's policy not only to adhere strictly to the fair competition standards that are a matter of law, but also to conduct Company affairs with the highest moral, legal and ethical principles consistent with the spirit of these laws.
M.Use and Selection of Agents
    To the extent applicable, Covered Persons shall engage only reputable, qualified individuals or firms as consultants, agents, representatives or distributors under compensation arrangements that are reasonable in relation to the services performed. The engagement should be formalized in a written contract. The Company requires its Covered Persons and agents alike to conduct business with integrity and ignorance of that standard is never an acceptable excuse for improper behavior, nor is it acceptable for improper behavior to be rationalized as being in the Company's best interest.
N.Health and Safety
    The Company highly values the health and safety of its employees, customers, vendors, consultants and agents. To meet the Company's standards, employees (including executive officers) shall personally follow and executive officers shall vigilantly promote all employees to:

•Conduct all work in conformance with the Company's health and safety policies and standards.
•Conduct operations in a manner that meets applicable health and safety laws, regulations, permits and other requirements, such as those dealing with employee and public safety and work conditions.
•Follow instructions on health and safety laws, regulations and hazards, and apply training to protect one's self, others and the environment.
•Abide by the requirements of the Company's employee related policies. While on the Company's premises or engaged in Company's business, employees (including executive officers) shall not threaten or injure other persons, or possess or use firearms.
•Follow the requirements of the Company's alcohol and drug-free workplace policy.

    Employees (including executive officers) shall ensure their personal fitness, duties, and work environments are safe (whether working on premises or remotely). Employees (including executive officers) shall not unlawfully use, possess, sell or transfer illegal drugs, narcotics or alcohol either on or off the job.

O.Equal Employment Opportunity
    The Company seeks diversity, equality and inclusion with respect to all of its employees, respects their differences and encourages and recognizes contributions of individuals. Covered Persons shall comply with all laws concerning discrimination and equal opportunity. The Company does not tolerate discrimination in its workplace or against its Covered Persons, consultants, contractors or agents. Executive officers shall recruit, select, train and pay based on merit, experience and other work related criteria.
P.Improper Behavior
    Harassment in the workplace is conduct (usually repeated and persistent) that creates an intimidating, hostile or offensive work environment, including offensive actions that single out an individual because of that individual’s sex, race, color, age, religion, ethnic background, national origin or physical condition. Covered Persons shall not engage in harassment. Covered Persons shall not engage in unwelcome behavior of a sexual nature in the workplace or publicly. Racial, religious or gender-based slurs shall not be engaged in, nor shall physical abuse. Covered Persons also are prohibited from distributing or displaying offensive material. All reported occurrences of harassment will be thoroughly investigated in confidence and appropriately dealt with in accordance with the Company’s policies.

    In addition to the foregoing, executive officers shall be committed to maintaining a work environment that is free from all forms of harassment, and executive officers will take appropriate action if harassment occurs. Accordingly, executive officers:
•shall not allow harassment of any kind in the workplace to be tolerated;
•are expected to report all incidents of suspected harassment to the Corporate Counsel and Chief Executive Officer; and
•shall ensure all claims of harassment are promptly and thoroughly investigated in as confidential a manner as possible.

Q.Use of Computer Resources
    The Company invests in and uses computer resources (computer hardware, software, supporting infrastructure, network connections and telecommunications equipment) to advance its business strategy and objectives. Unless prohibited by local law, the use of this technology, including electronic mail and the Internet, is subject to monitoring by the Company.

•Computer software (computer programs, databases and related documentation) whether purchased from a supplier or developed by the Company is protected by copyright and may also be protected by patent or as a trade secret.
•Covered Persons are expected to strictly follow the terms and conditions of the license agreements, including provisions not to copy or distribute materials covered by these agreements. These protected materials may not be reproduced for personal use.
•Use of the Internet, Intranet and electronic mail should be in support of and to advance the Company's business success. Any personal use of these technologies should not create additional costs for, interfere with work duties or violate any Company policies, including information management policies related to defamatory, offensive or threatening messages, gambling, pornography, viruses, chain letters, executable "ready to run" files, "hacking," etc.
•Personal use of Company assets should be incidental and must not have an adverse impact on the Company, the productivity of any Covered Person, or the work environment.

R.Waivers
    Requests for a waiver of a provision of this Code must be submitted in writing to the VP Internal Audit & Compliance or any of his or her designees for appropriate review, and an executive officer, Director or appropriate Board committee will decide the outcome. For conduct involving an executive officer or Director, only the Board or the Audit Committee have the authority to waive a provision of this Code. If required by the rules of the SEC and/or NASDAQ, any waivers of a provision of this Code will be disclosed to shareholders by posting such information on the Company’s website or by filing a Current Report on Form 8-K.
S.Reporting Requirements, Statement of Anti-Retaliation and Accountability for Adherence to the Code
    Unless otherwise provided in applicable laws, a violation of the Code may result in disciplinary action, up to and including summary termination of employment, depending on the circumstance.

    As part of its commitment to ethical and legal conduct, the Company expects Covered Persons to bring to the attention of Company management and to the VP Internal Audit & Compliance, the SVP of Human Resources, General Counsel or their designees, information about suspected violations of this Code or of applicable governmental law, rule, or regulation by any Covered Person, consultant, contractor or agent. Each Covered Person is required to come forward with any such information, without regard to the identity or position of the suspected offender. The Company will treat the information in a confidential manner (consistent with appropriate evaluation and investigation) and will ensure that no acts of retribution or retaliation will be taken against anyone for good faith reporting of any violations of this Code or of any applicable governmental law, rule, or regulation. Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting. Failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

    Information about known or suspected violations by any Covered Person, consultant, contractor or agent should be reported promptly to a member of management, VP Internal Audit & Compliance, General Counsel or the CCH Ethics/Fraud Hotline, call (800) 354-7197. Whenever practical, a Covered Person should do so in writing. Reports of violations will be investigated under the supervision of the VP Internal Audit & Compliance, as he or she finds appropriate. Covered Persons are expected to cooperate in the investigation of reported violations.

    The VP Internal Audit & Compliance will not, to the extent practical and appropriate under the circumstances, disclose the identity of anyone who reports a suspected violation or who participates in the investigation. Covered Persons should be aware that the VP Internal Audit & Compliance, and those assisting him or her, are obligated to act in the best interests of the Company, and do not act as a personal representative or lawyer for employees.

    Reports of violations can be made by telephone to the hotline run by an independent company. To report compliance violations anonymously to the CCH Ethics/Fraud Hotline, call (800) 354-7197.
T.Vendors and Contractors
1.Purpose
CCH's policy is that the conduct of employees and others who do business with or on behalf of CCH shall be based upon high ethical standards and in compliance with the law. This section covers a wide range of business practices and procedures that may be relevant to CCH's vendors and contractors. This section is not intended to cover every issue that may arise, but it sets out basic principles to guide vendors and contractors in their dealings relating to CCH.
CCH is committed to being a responsible corporate citizen and so expects its vendors and contractors to comply with this Code.
Any vendor or contractor who violates the standards of this Code will jeopardize their relationship with CCH, including possible termination of the relationship. If you become aware of a situation that you believe may violate this Code, you should report your concerns immediately in accordance with the procedures described below in Section 9 (Reporting Procedures) below. No adverse action will be taken against anyone for making a complaint or disclosing information in good faith, and anyone who retaliates against a person who in good faith reports any violation or suspected violation will be subject to disciplinary action.
2.Compliance with Laws, Rules and Regulations
Obeying the law, both in letter and in spirit, is the foundation on which CCH's ethical standards are built. All CCH vendors and contractors must respect and obey the laws of the cities, counties and states which we operate. Although not everyone is expected to know the details of these laws, it is important to know enough to determine when to seek advice from vendors' or contractors' counsel and to inform CCH of any such matters.
If you are uncertain as to whether a course of action is in compliance with the law, you should ask for guidance from your legal advisors or contact.
3.Workplace Safety and Security
CCH strives to provide a safe and healthy work environment. Vendors and contractors working on CCH property have the responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions to CCH's Human Resource Department.

Vendors and contractors are required to report to the work site in condition to perform their duties, free from the influence of drugs or alcohol. The use, possession or distribution of illegal or unauthorized drugs or alcohol on CCH time or on CCH premises will not be tolerated.
Violence, threatening behavior and harassment are not permitted. Firearms and other weapons are strictly prohibited on CCH property or on the person of anyone while conducting CCH business, unless authorized in writing for special circumstances by CCH's Chief Executive Officer.
4.Conflicts of Interest
Business decisions must be based solely on what is best for CCH and not improperly influenced by personal, family or other business interests. Vendors or contractors dealing with vendors on behalf of CCH are expected to avoid conflicts of interest that could be detrimental to CCH. In addition, vendors and contractors are expected to respect CCH's conflicts of interest policy described here with respect to their dealings with CCH employees, so that CCH employees can remain in compliance.
A "conflict of interest" exists when a person's private interest interferes in any way with the interests of CCH or makes it difficult for a person to perform his or her work for CCH objectively and effectively. Conflicts of interest may also arise when an employee, vendor/contractor, a member of his or her family or other business associates, receives personal benefits as a result of his or her position or relationship with CCH.
Conflicts of interest by CCH employees are prohibited unless disclosed and approved. Similarly, vendors or contractors dealing with a vendor on behalf of CCH must disclose potential conflicts with that vendor to their CCH contacts, so that arrangements can be made to avoid the conflicts. Actions or situations that might involve a conflict of interest, or the appearance of one, require disclosure and include the following:
•Employee, vendor/contractor (or a family member or other business associate) working for a CCH vendor or contractor.
•Employee, vendor/contractor (or a family member or other business associate) holding a financial interest in a CCH vendor or contractor.
In addition, CCH's employees and vendors/contractors may not solicit, accept or retain any gift, entertainment, trip, loan, discount, guarantee of an obligation, service, or other benefit from any organization or person doing business with CCH, other than (i) modest gifts or entertainment as part of normal business courtesy that would not influence, or reasonably appear to influence, an officer or employee to act in any manner not in the best interest of CCH subject or (ii) a nominal benefit that has been disclosed and approved in accordance with this policy.
Notwithstanding anything in this policy to the contrary, vendors and contractors who offer gifts and entertainment with a value greater than $200 (cash or non-cash) to a CCH employee must obtain the pre-approval of such offer from CCH's CFO or General Counsel. Likewise, no gifts or entertainment with a value greater than $200 (cash or non-cash) shall be offered by a CCH employee to a vendor or contractor without obtaining prior written approval from the Company's Chief Financial Officer or General Counsel.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with CCH's VP Internal Audit & Compliance, General Counsel or the SVP of Human Resources.
5.Privileged Access and Information
Vendors and contractors may not use CCH property, information, or position for improper personal gain, or to compete with CCH directly or indirectly. Vendors and contractors are prohibited from taking for themselves personally or for their families or other business associate opportunities that are discovered through the use of CCH property, information or position.
6.Confidentiality
Vendors and contractors must maintain the confidentiality of all proprietary information entrusted to them by CCH or others with whom CCH does business, except when disclosure is authorized by CCH's Legal Department or required by laws or regulations. Confidential information includes all nonpublic information that, if disclosed, might be of use to competitors, or harmful to CCH or others with whom CCH does business. It also includes non-public information that vendors, contractors, customers and other companies have entrusted to CCH. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as, production and marketing plans, salary information and any unpublished financial data and reports. Unauthorized use or distribution of theHinformation is a violation of CCH policy. Such information is to be used solely for CCH purposes and never for the private gain of a vendor, contractor or any CCH third party. The obligation to preserve and protect confidential or proprietary information continues even after the relationship ends with CCH.
7.Protection and Proper Use of Company Assets
CCH's assets should be used only for the legitimate business purposes of CCH. Vendors and contractors should endeavor to protect CCH's assets and ensure their proper and efficient use. Protecting CCH's assets against loss, theft and misuse is everyone's responsibility. As a CCH vendor or contractor, if you become aware of the theft or misuse of CCH's assets, immediately report the matter to your CCH contact or report using the procedures described below in Section 9 (Reporting Procedures) below.
8.Competition and Fair Dealing
CCH seeks to outperform our competition fairly, honestly and in full compliance with applicable laws, including antitrust laws. CCH seeks competitive advantages through superior performance, never through unethical or illegal business practices. Vendors and contractors should respect the rights of, and deal fairly and honestly with, CCH's customers, vendors, contractors, competitors and employees. No CCH vendor or contractor should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
Antitrust Laws. Antitrust laws, are designed to ensure a fair and competitive free market system. CCH has an antitrust policy and will comply with all applicable antitrust laws. Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices. Therefore, it is important for vendors and contractors to avoid discussions with CCH's competitors, on behalf of CCH, regarding:
•Financial data (operating results, capital plans and expenditures, budget, etc.);
•Business forecasts and financial analyses;
•Development plans and strategies;
•Business programs, policies, plans, manuals, strategies and methods of operations;
•Customer and supplier lists and identity of outside consultants as well as customer identities and other basic customer information;
•Information obtained during the course of vendor's/contractor's business relationship with CCH about another company, supplier or customer;
•Marketing and advertising plans, programs, strategies, analyses and research; and
•Pricing and product programs, plans, strategies, analyses and research.
If you believe a conversation with a competitor enters an inappropriate area, end the conversation at once and consult CCH's General Counsel.
Unauthorized Taking or Use of Information. The unauthorized taking or use of proprietary information from other companies, possessing trade secret information that was obtained without legal authority, or inducing such disclosures by past or present employees of other companies is prohibited.
9.Insider Trading
Vendors and contractors in possession of material information about CCH must abstain from trading in CCH securities until such information is generally and publicly available by means of a press release or other public filing or disclosure by CCH. Such material "inside information" might include earnings estimates, stock and dividend activity, changes of control or management, pending mergers, sales, acquisitions, reserves or other significant business information or developments. As a CCH vendor or contractor, providing such inside information to others who then trade on it is also strictly prohibited. Trading on inside information is also a violation of federal securities law. If you have any questions, please consult CCH's Legal Department.
10.Reporting Procedures
CCH's vendors and contractors have the responsibility to report violations of CCH's Business Ethics Policy or other conduct relating to CCH's business that they suspect may be unethical or in violation of the law. To report a suspected compliance violation or when in doubt about the best course of action to take in a particular situation is, please:
•Talk to your contact at CCH or to CCH's General Counsel or VP Internal Audit & Compliance, or
•Call the CCH Ethics/Fraud Hotline, it is available 24 hours a day, at (800) 354-7197.
All such communications will be kept confidential and forwarded directly to the appropriate party, as applicable.